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                                                            Exhibit 15



September 20, 2000

Enhance Financial Services Group Inc.
335 Madison Avenue
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Enhance Financial Services Group Inc. and subsidiaries for the periods ended June 30, 2000 and 1999, as indicated in our report dated August 14, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2000, is incorporated by reference in Registration Statement No. 333-93275 on Form S-8 and Registration Statement No. 333-47895 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
New York, New York